Exhibit 10.1

FIRST AMENDED AND RESTATED

CONSULTING AGREEMENT

This First Amended and Restated Consulting Agreement (“Agreement”), dated August 1, 2007 (but effective as of January 1, 2007), is between Boss Technical Services (“BTS”), located at Sasang, Pusan, South Korea and Heeling Sports Ltd. (“Company”), located at 3200 Belmeade Drive, Suite 100 Carrollton, Texas 75006.

WHEREAS, Company has manufactured certain products; and

WHEREAS, Company and BTS have previously entered into that certain Consulting Agreement dated as of September 30, 2006 (the “Prior Agreement”), pursuant to which Company appointed BTS, and BTS agreed to act, as Company’s non-exclusive sourcing consultant for sourced product in South Korea, China and Indonesia (the “Territory”); and

WHEREAS, Company and BTS desire to amend and restate the Prior Agreement to reflect the changes set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, the parties agree as follows:

Scope of BTS’ Services.  During the term of this Agreement, BTS represents, covenants and agrees as follows:

•                  BTS will at all times act in the best interests of Company.

•                  BTS will consistently monitor the manufacturing facilities to ensure that they deliver product that meets the quality standards as established by Company.

•                  BTS will consistently monitor the manufacturing facilities to ensure that they deliver product within the required time frame.

•                  BTS will use its best efforts to negotiate target FOB prices in line with Company’s established profit margin goals.

•                  BTS will recommend and “qualify” for Company suitable manufacturing facilities for production of Company’s finished goods (at the present time that includes shoes with wheels but may be expanded in the future to include other types of footwear and/or accessories).

•                  BTS will check and verify that the factory’s abilities are suitable for Company’s quality, price and delivery requirements and that the manufacturer complies with all applicable laws and treat their workers humanely and ethically.

•                  BTS will ensure that the manufacturers do not use forced, prison or child labor.

•                  BTS will ensure that the manufacturers provide safe and healthy working conditions, adequate fire exits and safety equipment, well lighted and comfortable work stations and clean restrooms.

•                  BTS will inspect raw materials and components to assure specified and quality-tested raw materials and components are being utilized in production,

•                  BTS will inspect and assure that finished product is shipped to the specifications and quality standards established by Company.

•                  BTS will negotiate prices on behalf of Company with factory to assure best possible prices are being paid.

•                  BTS will provide written summaries of price negotiations with factories including detailed itemized cost break down sheets.

•                  BTS will provide Company with written test results of all quality tests conducted on raw materials, components and finished goods on a regular basis.

•                  BTS will provide technical support in developing new product and “commercializing” (developing lateral sizes assuring consistent fit and quality throughout size range) approved product.

•                  BTS will provide Company with weekly production status reports.

•                  BTS will provide logistical expertise in moving goods from factory to port of embarkation.

•                  BTS will provide necessary US Customs and exporting country documentation for shipping and Customs clearance.

•                  BTS will assist in settling any dispute with manufacturing facilities.

•                  BTS will, on behalf of itself and its Affiliates and partners in the Territory, maintain all of Company’s products, technologies, designs, prices, customer information and processes in confidence.

•                  BTS will provide Company with any information that it becomes aware of (through reasonable efforts) on required safety standards for Company products in the Territory.

•                  BTS will not, and will not permit any of its Affiliates, during the term of this Agreement and for a period of one year thereafter, solicit or engage for employment or consulting activities any person or entity that has acted as an employee or consultant of Company at any time during the term of this Agreement or during such one year period thereafter.

•                  BTS will not alter any Company product or any part or component contained therein without the prior written consent of Company.  BTS acknowledges that Company, in its sole discretion, may alter Company products or any part or component contained therein.

•                  BTS agrees that any and all inventions, improvements, modifications and know-how discovered or developed by BTS or its Affiliates, or any of their respective officers or employees, with respect to stealth skate shoes or any other Company product(s), their engineering, design or function during the term of this Agreement and thereafter; shall be immediately disclosed to Company, and all rights, title and interest therein shall exclusively belong to Company, and BTS, if requested by Company shall execute all documents reasonably requested by Company to vest in Company all such right, title and interest.

•                  During the term of this Agreement and for a period of 10 years after the expiration or termination of this Agreement, neither BTS nor any of its Affiliates shall, directly or indirectly, commence, render advice in connection with or otherwise encourage any action, suit or proceeding (whether in court or before any other person having or asserting jurisdiction with respect thereto), which challenges, or subjects to question or doubt, the validity, scope or effectiveness of any of Company’s intellectual property rights relating to any Company product.

•                  BTS will assist Company in securing any patent or intellectual property rights protection in the Territory, which is deemed by Company to be desirable or appropriate.  However, BTS shall not be obligated to incur any costs on behalf of Company in providing such assistance, and any costs arising in securing any patent or intellectual property rights protection in the Territory, including any costs incurred in connection with BTS’ assistance therein, shall be the sole responsibility of Company.

•                  BTS will provide Company with new materials, new manufacturing processes and new components on a regular basis for Company’s new product development consideration.

•                  BTS will work with factories and samples rooms to provide new prototype samples, based on Company’s requested design, for Company’s consideration.

•                  BTS will pay directly all expenses associated with one Company employee that is assigned by Company to live and work in China or such other country in the Territory as the Company may reasonably direct.  Such expenses will include, by way of example and not limitation, an ex-pat premium, a housing allowance, an allowance for family airfare, a school allowance, a car and driver allowance, office expenses, travel expenses, provision for local income taxes relating to such employee, etc., all as reasonably determined by Company. Company estimates that all such expenses will be approximately $200,000 for calendar year 2007. Company will pay all salary and benefits for such Company employee.

•                  BTS and Company will agree on the addition of any new BTS staff to support expanded needs inside the Territory or any other new countries producing HEELYS-wheeled footwear.

Molds/Tooling and Production.

•                  Company will pay for production goods via wire transfer once production is on board and ready for shipment.

•                  Factories are expected to ship product within the required delivery window—which is typically 60 days of product lead-time. Factories shipping more than 10 days past the delivery window will be required to pay airfreight to expedite delivery.

•                  All molds and specialized tooling are the property of Company at all times.

•                  Cost of all molds and specialized tooling will be amortized into the cost of goods. BTS will maintain an amortization schedule so that once the cost of molds and tooling is paid in full for a given model the FOB price will be reduced to a cost free of molds and tooling.

•                  Company may choose to pay off balance of un-amortized molds and specialized tooling at any time and take possession of such molds and tooling.

•                  Company is required to pay off balance of un-amortized molds and tooling within 90 days after production of a given model is discontinued.

•                  Factory will be charged back for all defective returned product or product that Company deems unsuitable quality to ship to customers.

Sample Payment Terms.

•                  BTS will secure and provide to Company development samples free of charge.

•                  BTS will provide Company with three pairs of sales samples per style free of charge.

•                  Negotiated and confirmed FOB prices will be paid for all additional sales samples.

•                  Negotiated and confirmed FOB prices will be paid for all quality and field test samples that exceed “normal” testing quantities.

•                  Company is required to pay shipping charges for all deliveries of production goods, sales samples, testing samples and prototype samples.

Payment to BTS.

•                  Company will pay BTS a commission-based fee of the FOB cost of the Company products sourced by BTS.

•                  The commission for HEELYS-wheeled footwear and aftermarket replacement parts sourced by BTS for each calendar year will be:

o                 3% of the Company’s FOB cost on the first 2.0 million pairs shipped;

o                 2.5% of the Company’s FOB cost on the next 3.0 million pairs shipped; and

o                 2.0% of the Company’s FOB cost on anything more than 5.0 million pairs shipped.

o                 The commission will be reset again to 3% to start the next calendar year.

•                  The commission for other Company products will be negotiated on a case-by-case basis.

•                  BTS will invoice Company each month for fees earned in connection with shipments of products occurring in the preceding month.

•                  Company will pay all undisputed invoiced amounts within 7 working days after receipt of an appropriate invoice.

Terms.

•                  Either party can terminate this Agreement on not less than 90 days prior written notice to the other party.

•                  Upon any termination or expiration of this Agreement, BTS will assist Company in the expeditious transfer of all production molds, specialized tooling, materials, documentation, files, samples etc. to the factory, agent or office as selected by Company.

Expenses.

•                  BTS will pay all of its’ own expenses relating to this Agreement, including without limitation, all travel, administration, salaries, overhead, etc.

•                  Any extraordinary expenses that may be considered the responsibility of Company must be pre-approved in writing by an officer of Company.

Relationship.  BTS is an independent contractor of Company and as such shall pay all federal, state and local taxes or other governmental impositions or fees applicable to all compensation paid, and the services rendered by BTS, under this Agreement. This Agreement shall not be construed as creating any agency, partnership, or joint venture relationship, however described, between Company and BTS.  There are no third party beneficiaries to this Agreement.  Neither BTS nor any of its employees, agents, partners or Affiliates (as defined below) shall constitute, or represent themselves to be, employees, agents, partners, Affiliates or legal representatives of Company and any representation to the contrary will be deemed a material breach of this Agreement by BTS.  BTS will not make any proposals, promises or commitments of any kind whatsoever in the name of Company nor will BTS take any action which has the effect of creating an appearance of its having authority to do so.  Nothing in this Agreement will be construed to constitute a franchise or any type of franchise arrangement and BTS acknowledges that (a) BTS will maintain complete control over BTS’ methods of operation, except as specifically set forth in this Agreement and (b) Company will not in any way control or participate in the management or operation of BTS’ business.  Nothing in this Agreement or in the relationship between BTS and Company will be deemed to create an employer/employee relationship or obligation between Company and agents, servants, or employees of BTS.  For purposes of this Agreement, “Affiliate” means, with respect to any party, a third party that controls, is controlled by, or is under common control with, such party.

Nondisclosure.  If BTS receives from Company any confidential and/or proprietary information, BTS agrees (i) not to use such information except in the performance of this Agreement; (ii) to treat such information in the same manner as BTS treats its own confidential information but exercise not less than a reasonable standard of care; and (iii) to prevent unauthorized use or disclosure of the confidential information.  Company’s confidential information includes the identity of any of Company’s customers, the prices of all Company products (other than standard price lists available to the public), Company’s manner of operation, Company’s marketing plans and strategies, Company’s books, records, diagrams, drawings, designs, and source codes, and other information or data regarding Company’s products and general and specific business plans.  The obligation to keep information confidential shall not apply to any such information that (i) has been disclosed in publicly available sources by the disclosing party; (ii) is, through no fault of the party receiving the confidential information, hereafter disclosed in a publicly available source; (iii) is in rightful possession of the party receiving the confidential information without an obligation of confidentiality; or (iv) is required to be disclosed by operation of law.  BTS further agrees not to attempt to decompile, disassemble, or reverse engineer any Product.

Indemnification.  BTS will indemnify, defend and hold harmless Company and its officers, directors and Affiliates from and against any and all claims, actions, liabilities, losses, damages and expenses, including reasonable attorneys’ fees and such fees on appeal, incurred by any of them in investigating and/or defending against any claims, actions or liabilities for which indemnification is provided herein, arising out of or in connection with (i) the failure of BTS to comply with all applicable laws, rules and/or regulations regarding its activities under this Agreement, (ii) any false or misleading representation made by BTS in this Agreement, (iii) the breach by BTS of any covenant or obligation contained in this Agreement or (iv) any claim by any of BTS’ agents, servants, or employees to have an employer/employee relationship with Company.  The indemnities provided by this Section are in addition to, and not to the exclusion of, any other remedy that may be available at law or in equity.

Miscellaneous.

•                  This Agreement shall be governed by, and construed in accordance with, the laws of the U.S. and the State of Texas (without regard to conflicts of laws principles), including the Uniform Commercial Code as enacted in the state of Texas.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement (or the rights or obligations of the Parties) and is disclaimed.  The governing language of this Agreement shall be English as spoken in the U.S., which shall control the interpretation of this Agreement in the event this Agreement is translated into a language other than English as spoken in the U.S.

•                  BTS may not assign this Agreement or transfer the rights or delegate the duties provided for under this Agreement without the prior written consent of the Company.  The sale of more than 50% of the voting securities or the reorganization, consolidation or merger with another person or entity shall be deemed a transfer of rights and duties for purposes of this Section.

•                  Any waiver by either party of any provision of this Agreement must be in writing from the waiving party and shall not imply a subsequent waiver of the same provision or any other provision.

•                  Any notice or other communication under this Agreement shall be deemed given if delivered in writing to the intended recipient in person, transmitted by mail (and will be deemed given one week after the date transmitted), or by recognized international delivery service to the intended recipient at the address set forth in the preamble to this Agreement or such other address as such intended recipient may give notice from time to time or by fax to the fax number set forth on the signature page (with a confirmation copy simultaneously mailed and will be deemed given when transmitted).

•                  This Agreement embodies the entire agreement of Company and BTS in relation to the subject matter in this Agreement, supersedes all prior understandings or agreements with respect to the subject matter in this Agreement and there is no other oral or written agreement or understanding between the parties at the time of execution under this Agreement.  Further, this Agreement cannot be modified except by the written agreement of both parties.

•                  Regardless of which party may have drafted this Agreement, or any portion thereof, no rule of strict construction shall be applied against either party.  Except as expressly provided in this Agreement, all rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently.  In the interpretation of this Agreement, except where the context otherwise requires, “including” or “include” does not denote or imply any limitation; “or” has the inclusive meaning “and/or;” “and/or” means “or” and is used for emphasis only; “$” refers to U.S. dollars and all prices will be paid in U.S. dollars; the singular includes the plural, and vice versa, and each gender includes each of the others; captions or headings are only for reference and are not to be considered in interpreting the Agreement; “Section” refers to a Section of this Agreement, unless otherwise stated in this

Agreement; and all times set forth herein are deemed to be the time in Richardson, Texas.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance there from, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Parties request the court to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section.

•                  In the event either party is required to employ an attorney to enforce the provisions of this Agreement or is required to commence legal proceedings to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorney’s fees and court costs incurred in connection with such enforcement, including collection agency fees, attorney litigation fees, suit fees, and costs of investigation and litigation.

•                  By its signature to this Agreement, each party hereunder irrevocably submits to the exclusive jurisdiction and venue of the state or federal courts located in Dallas County, State of Texas as to any disputes between the parties and/or this Agreement.  Each of the parties hereto agrees that any judgment (i) rendered either by a court of competent jurisdiction in accordance with this Agreement; and (ii) entered in any court of record of the United States, in Dallas, Texas may be executed against the assets of such party in any jurisdiction or country  By its signature to this Agreement, each party hereunder irrevocably submits to the exclusive jurisdiction and venue of any of the state or federal courts located in Dallas County, State of Texas in any legal action or proceeding relating to such execution.

•                  Each party irrevocably waives all immunity from jurisdiction, attachment and execution, whether on the basis of sovereignty or otherwise, to which it might otherwise be entitled in any legal action or proceeding in any state or federal court of competent jurisdiction, including such courts located in Dallas County, State of Texas, in Dallas County, State of Texas, arising out of this Agreement.  BTS and Company each represents that its obligations hereunder are commercial activities.  Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to any suit, action or proceeding arising out of or relating to this Agreement being brought in the federal or state courts of competent jurisdiction located in Dallas County, State of Texas, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

•                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

•                  Each party shall pay its own expenses, including, but not limited to, travel, administration, compensation of employees, the fees and disbursements of its counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein, except as otherwise provided herein.  Company must approve any expenses that may be considered the responsibility of Company in writing before such expenses are incurred.

•                  Neither Company nor BTS shall (directly or indirectly): (a) make or offer to make any payment of any kind or transfer anything of value (in the form of compensation, gift, contribution, or otherwise) to any person or entity employed or acting for, or on behalf of, any customer, potential customer, or any governmental entity, for the purpose of inducing or awarding favorable action by such customer, potential customer, or governmental entity in violation of any applicable law; or (b) take any action constituting a “kickback” or “bribe” intended to induce or award payroll buying decision and/or governmental actions or which are otherwise prohibited by applicable laws.  This Section is not intended to prohibit ordinary and reasonable business entertainment and gifts not of substantial value, customary in local business relationships and not violative of applicable law.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of this __ day of _____, 2007.

HEELING LIMITED, LTD.		BOSS TECHNICAL SERVICES

By:	HEELING MANAGEMENT CORP.,
Its sole general partner

By:	/s/ Michael G. Staffaroni	By:	/s/ J. S. Choi
	Michael Staffaroni		J. S Choi
	Chief Executive Officer		President

Date Signed:	August 1, 2007	Date Signed:	March 29, 2007